1600 wEST eND aVENUE, sUITE 2000 nashville, tennessee 37203 phone: 615.726.5600 fax: 615.726.0464

www.bakerdonelson.com

February 18, 2025

Community Healthcare Trust Incorporated

3326 Aspen Grove Drive, Suite 150

Franklin, Tennessee 37067

Re:	Community Healthcare Trust Incorporated
Qualification as a Real Estate Investment Trust;
Information in Registration Statement under Heading
Material U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as counsel to Community Healthcare Trust Incorporated, a Maryland corporation (the “Company”), in connection with the preparation of the Post-Effective Amendment No. 1 to the registration statement on Form S-3 (the “Registration Statement”) and Prospectus (the “Prospectus”), dated February 18, 2025, and filed with the Securities and Exchange Commission (the “SEC”). You have requested our opinion regarding certain United States federal income tax matters. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement and Prospectus.

In giving the opinions rendered below, we have examined the following documents:

1.	The Corporate Charter of the Company, dated March 28, 2014, as amended by those certain Articles of Amendment to Corporate Charter, dated March 3, 2015, and those certain Articles of Amendment to Corporate Charter, dated May 4, 2015, certified as of a recent date by the Department of Assessments and Taxation of the State of Maryland;

2.	The Company's Amended and Restated Bylaws, effective November 2, 2020;

3.	The Registration Statement;

4.	The Prospectus; and

5.	The Agreement of Limited Partnership of Community Healthcare OP, LP (the “Operating Partnership”) dated February 12, 2015.

In connection with the opinions rendered below, we have assumed, with the consent of the Company and the Operating Partnership, that:

Community Healthcare Trust Incorporated

February 18, 2025

1.	Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended; and

2.	The facts contained in the Registration Statement and Prospectus are true and complete in all material respects.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations and covenants contained in that certain certificate dated February 18, 2025 and executed by William G. Monroe IV, as Executive Vice President and Chief Financial Officer of the Company (the “Officer's Certificate”). We have assumed that all representations of facts contained in the Officer's Certificate are true and complete and that any representation of fact made “to the knowledge of” or similarly qualified is correct without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of the Company or the Operating Partnership, we assume that the Company and the Operating Partnership will in fact be owned and operated in accordance with such stated intent.

Although we have made such inquiries and investigations as we have deemed necessary, we have not undertaken an independent inquiry into or verification of all such facts either in the course of our representation of the Company or for the purpose of rendering this opinion. We have reviewed all representations made to us to determine their reasonableness, and nothing has come to our attention that would cause us to question the accuracy of such representations, however we have no assurance that such representations are or will ultimately prove to be accurate.

Based on the documents and assumptions set forth above and the factual representations set forth in the Officer's Certificate, we are of the opinion that:

(a)	The Company has been organized and has operated in conformity with the requirements for qualification to be taxed as a real estate investment trust (“REIT”) pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) commencing with its taxable year ended December 31, 2015 through its taxable year ended December 31, 2024, and the Company’s current organization and current and proposed method of operations as described in the Registration Statement and Prospectus and as represented to us by the Company will enable the Company to continue to satisfy the requirements for such qualification and taxation as a REIT under the Code for the taxable year ending December 31, 2025 and thereafter; and

(b)	The descriptions of the law and the legal conclusions contained in the Registration Statement and Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the common stock or debt securities of the Company.

Community Healthcare Trust Incorporated

February 18, 2025

Any and all opinions rendered b this firm in this opinion letter are limited to the matters expressly set forth in the numbered Paragraphs (a) and (b) above, and no opinion is implied or is to be inferred beyond the matters expressly set forth therein. This opinion letter is issued as of the date hereof and is necessarily limited to the laws now in effect. We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Treasury regulations promulgated thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of the securities of the Company pursuant to the Registration Statement and Prospectus (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We hereby consent to the references to Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement and Prospectus. In giving this consent, we do not admit that we are in the category of the persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

Baker, Donelson, Bearman, Caldwell &
Berkowitz, P.C.

By:	/s/ Allen Blow
Authorized Representative